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Genta Announces Senior Management Changes

BERKELEY HEIGHTS, NJ – February 22, 2008 – Genta Incorporated (Nasdaq: GNTA) today announced that Richard J. Moran, Senior Vice-President and Chief Financial Officer, has indicated his intention to retire from the Company effective February 29, 2008. Upon Mr. Moran’s retirement, Gary Siegel, currently Vice President of Finance, will assume the roles of Principal Accounting Officer and Principal Financial Officer. Mr. Siegel has served the Company for the past 5 years in financial roles of increasing responsibility. An executive recruitment firm, Spencer Stuart, has been engaged by Genta to assist in the search for Mr. Moran’s successor. Mr. Moran has agreed to serve as a consultant to the Company to ensure a smooth transition during this period.

Genta also announced the appointment of Michael M. Yoshitsu, PhD, an experienced pharmaceutical executive, as Vice President, Global Business Development. In this capacity, Dr. Yoshitsu will lead activities related to in-licensing of new products, as well as partnering negotiations for the Company’s existing products, including Genasense® (oblimersen sodium) Injection, Ganite® (gallium nitrate injection), and G4544, a new oral drug for accelerated bone loss. Mr. Yoshitsu’s background appears below.

“On behalf of the Board, I want to thank Dick Moran for his years of outstanding service and contributions during his tenure at Genta,” said Dr. Raymond P. Warrell, Jr., Chairman and Chief Executive Officer. “We are also pleased that Dr. Yoshitsu has agreed to join us in leading our key business development activities that are currently active on a number of fronts.”

Biographical Sketch of Michael M. Yoshitsu, PhD

Dr. Yoshitsu has more than 20 years of experience in the pharmaceutical industry. Most recently, he was Vice President, Pharmaceutical Business Development and Consulting, at IMS Healthcare Consulting. Previously, Dr. Yoshitsu held a similar role at Fujitsu Consulting. Dr. Yoshitsu has also served senior corporate development roles in several biotechnology and pharmaceutical companies, including Xanthus Life Sciences, Inc., Genaera, Inc., and Sandoz, Inc. Previously, he held strategic planning roles at both Merck, Inc. and Pfizer, Inc. Dr. Yoshitsu received a Ph.D. in Japan’s Political Economy from Columbia University and a Bachelor of Arts degree in East Asian Studies from Stanford University.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;
•	the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Nichol Harber

Genta Investor Relations

908-286-3980

info@genta.com